Who
We
Are:
merican Growth Fund, Inc. is a diversified, open-end investment company with the goal of providing the most professional form of investment management attainable anywhere. We are committed to helping serious long-term investors achieve or maintain their financial independence.
We believe we can accomplish our goal by being fully committed to your success and by making investing with us as simple and convenient as possible.
 For four decades we have served our shareowners well. We have successfully demonstrated our ability to manage their money through periods of economic expansion and contraction, through years of political tensions and armed conflicts, through times of vast social and technological changes, and through an era of increasingly complex securities markets.

We believe American Growth Fund, Inc. should be the preferred investment of choice for those investors who seek to have serious, conservative professional management. While there can be no guarantee that the future will be as rewarding as the past, we look forward to the future with unbridled enthusiasm, for we feel investing can be a rewarding, enjoyable experience.
PAGE

The
Benefits
of
Professional
Management

Is American
Growth Fund A
Good
Investment For
My Retirement
Plan?
merican Growth Fund, Inc. is a professionally managed investment company which:
                     Has a proven history of keeping its investors ahead of the cost of living.
                     Is managed to try to avoid or reduce the effects of
market declines on its                       investment portfolio.

                     Is liquid, with the value of its investment shares determined daily.
                     Has a proven history of long-term growth.

                     Has a proven history of significant income generation.

American Growth Fund's management believes that long-term investors should invest in a serious manner which takes advantage of opportunities, yet helps safeguard their valuable investment capital against loss. American Growth Fund's investment approach, which emphasizes anticipation of change and awareness of risks, is designed to help you make your financial independence a reality.

 merican Growth Fund, Inc. is an excellent vehicle for your Individual Retirement Account (IRA), Simplified Employee Pension Plan (SEP), or other qualified retirement plan.

The management of American Growth Fund, Inc. constantly monitors economic and financial conditions. Before investing, your management must be satisfied that the overall picture is right. When many people think about long-term growth investing, they assume they must always be 80% to 100% invested. If you encounter an unfavorable environment in that position, it stands to reason you can encounter serious setbacks from time to time. For example, if one investment declines 50%, it needs to go up 100% just to get back to break-even; but if a decline only sets you back 25%, you only need to go up 33% to get back to break-even.
Our purchases have often been made when industry and company conditions have
seen their bleakest hour, but other investors have not yet recognized the potential profits to come. We often find prices of good, sound businesses selling for a fraction of their value; yet, no one else seems interested in buying! We seek to invest in companies where, in addition to sound value, competent management and financial strength can combine to create big profits for our shareowners.

We believe that all you can be certain of is change. There are no "always" or "never" rules when it comes to successful investing because opportunities and risks constantly change - change is, in fact, the only constant.

It's never enough for us to be satisfied with an investment that has done well. New, fresh ideas and insights offer constant opportunities for those who can understand the nature of change. We don't believe it's enough to say this or that investment area will always be the best investment choice. To do the best you can do, to have the most you can have over the years, we believe you must look at change as your friend. We feel we must invest in a manner which constantly seeks to help you benefit from change.

American Growth Fund, Inc. does more than focus only on a narrow field (such as picking stocks, or bonds, or cash instruments). When you invest in American Growth Fund shares, you become a shareowner of a professionally managed investment company. As a professionally managed investment company, American Growth Fund, Inc. fully manages your money by performing these four important functions:

                     Changing the proportions of stocks, bonds, or cash
held within the Fund, as                       times and conditions change.
                      Providing selective diversification by investing in several different companies in various industries (when management
feels equity markets are                       attractive).

                     Carefully selecting the securities the Fund invests in.

                     Continuously supervising each investment after it is made.
PAGE

What is a
Rollover
IRA?
 Rollover IRA account continues to be one of the most effective retirement planning tools available to the individual investor. A Rollover IRA account may enable you to retain the tax-sheltered status of your retirement funds if you are receiving an eligible rollover distribution (any distribution other than a required minimum distribution or one of a series of substantially equal periodic payments) from an employer sponsored retirement plan because you

(1)                    Retired as defined in the plan,

(2)                    Terminated your current employment,

(3)                    Plan has been terminated, or

(4) Received a distribution from your spouse's retirement plan,

A Rollover IRA account helps you to defer and possibly reduce the tax you would otherwise owe on the distribution from an employer sponsored retirement plan and continues to let the earnings on those funds accumulate tax deferred until you withdraw them.

A Rollover IRA account is a special type of individual retirement account
(IRA) designed to receive distributions from retirement plans set up by employers. For one of the reasons listed above, the employer may make available to you your portion of the funds set aside for your benefit from your retirement plan where you work. You must decide whether to take actual receipt and keep the money and pay taxes on the distribution now at your current federal income tax bracket or to set aside the money in a special IRA account and let your assets continue to accumulate tax deferred until you withdraw them later. By setting aside the funds in a special Rollover IRA account, you not only postpone any federal income tax that you owe, but you will avoid penalty tax which might apply and you may even reduce the amount of tax that you owe assuming your tax bracket will be lower when you retire than it is now.

PAGE

How to Make a
Tax-Free
Rollover of a
Eligible
Rollover
Distribution
A rollover IRA account is a special kind of IRA account.  While a regular
IRA account is established to receive individual deductible or non-deductible contributions, a rollover IRA account is established to segregate funds received due to a distribution from an employer sponsored retirement plan. By keeping these funds segregated, unless they relate to a distribution from your spouse's retirement plan made due to his or her death, they will be eligible for contribution to another employer sponsored retirement plan at a future date. You may combine individual deductible or nondeductible contributions with rollover funds; however, commingling a rollover IRA with individual IRA amounts will prohibit your returning those rollover funds to another employer sponsored retirement plan.
  Rollover IRA account has long been favored by employees who want to extend the tax-sheltered treatment of their retirement funds.
 One of the simplest ways for you to get the greatest value out of a retirement plan distribution is to make arrangements to transfer your funds directly to another plan or to a Rollover (IRA) before you receive the distribution. If you leave a job and you receive a distribution yourself, your employer generally must withhold 20 percent income tax from the distribution. If you want to roll the distribution into a rollover IRA, you must do so within 60 days after you receive it. To roll over 100% of the distribution you will need to obtain the withheld amount from other sources, then claim a refund on your tax return. If you choose not to roll over the entire amount of the distribution (determined before the withholding), you may have to pay income tax on the amount not rolled over, as well as a 10 percent penalty to the federal government if you are under age 59 1/2.
 Your employer will tell you in writing what portion of your distribution is available for rollover treatment. For example, any amounts that you receive that are a return of non-deductible employee contributions are not eligible for rollover treatment. Since you have already paid federal income tax on these contributions, they are not taxed to you at the time of distribution anyway.
PAGE

Federal Income
Tax Information

If part of your distribution from your employer is in the form of stock or other property, you may choose to sell the property and transfer the proceeds of the sale to your Rollover IRA account. The sale and the rollover must be accomplished within 60 days in order to retain the tax-sheltered treatment of those assets.
 Because the Internal Revenue Service limits the number of rollovers that you may make within a 12 month period and because in certain situations it may not be to your advantage to make a rollover contribution, you should consult with your tax advisor before making any type of rollover contribution or consenting to any distribution from your retirement plan account.


 istributions from your employer sponsored retirement plan are reportable for federal income tax purposes in the year you received the funds; however, you are entitled to a deduction for the amount eligible for rollover treatment when you place all or a part of your distribution into a Rollover IRA account within 60 days of its receipt. Generally, if you rollover the full amount of the eligible rollover distribution (before any income tax withholding) into a Rollover IRA Account, then you will be eligible to deduct that amount on your federal income tax return. If you elect to rollover only a portion of the funds you received from your employer sponsored retirement plan to a Rollover IRA Account, then you will only be able to deduct that amount rolled over on your federal income tax return. The remainder which is not rolled over will be taxable in the year in which it was received.
 The discussion above pertains only to federal income taxes in effect at the time this brochure was written. Local and state taxes may vary. You should consult a competent tax advisor before you consent to any distribution from your retirement plan.
PAGE

Why Should I
Consider an
IRA Rollover
Account
Instead of
Taking My
Distribution in
Cash?
 axes. While the Internal Revenue Code provides special tax treatment for certain distributions that you elect to receive, you may be left with a heavy tax bill. Retirement plan distributions are generally taxed as ordinary income. However, a special five-year averaging on certain distributions may apply (the tax bill on your lump-sum distribution is computed as if the distribution had been spread out over five years), and if part of your distribution was a result of pre- 1974 plan participation, that part may be eligible for favorable capital gain treatment. More favorable tax treatment may apply to taxpayers who were at least 50 years old before January 1, 1986.

Penalty. Even if you qualify for one of the favorable tax treatments on your distribution, you may need to pay a penalty tax, currently 10% of the amount of the distribution you receive, if you receive your distribution before you reach age
591/2.

Decision. The decision that you make now will effect you later when you retire. You can choose to avoid paying taxes now and defer them until later years when you may be in a more favorable tax status. In the meantime, your earnings will continue to accumulate tax-deferred.
PAGE

Withdrawals
From IRA
Rollover
Accounts
To Establish a
Rollover IRA
Account:
ithdrawals from your Rollover IRA account are subject to the same IRS regulations that govern regular IRA accounts. Withdrawals can be made any time after you reach age 591/2. Withdrawals made before age 591/2 are subject to a penalty tax, currently 10% of the amount withdrawn, unless your withdrawal meets certain specific requirements.

Distribution of your Rollover IRA account must begin by April 1 of the year following the year you reach 701/2. If you do not begin distributions by then, the IRS imposes a penalty tax for not taking the required minimum distribution which is a fraction of the amount in the account and your age. The IRS also imposes a penalty if your total annual distributions exceed a certain level.




o establish your American Growth Fund Rollover IRA account:

1.                     Complete the IRA Application and Agreement found in
the Fund's IRA                        application  be sure to check the
box for "Rollover IRA,"

2.                     Complete the Designation of Beneficiary form on the
back of the                        application form,

3.                     Write a check payable to the Fund's Retirement Plan
Custodian for the                        amount of the rollover funds you
want to apply to your Fund Rollover
                       IRA account, and

4.                     Send the IRA Application and Designation of
Beneficiary forms along                        with your check to the
Fund's Retirement Plan Custodian listed on the
                       back of this booklet.

5.                     If the Rollover is going to be made directly from
your employer
                       sponsored retirement plan, complete the Transfer of Assets form found in the Fund's IRA application.
      he following chart
 illustrates the history of an IRA Retirement Account
                     invested in American Growth Fund, Inc. from its
inception on August 1,                        1958.  The results shown in
the chart should not be considered representative of
  the dividend income or capital gain or loss which may be realized from
an                        investment made in American Growth Fund today.
Programs of this type neither                        assure a profit nor
protect against depreciation in declining markets.  Acquisition costs on investments in an IRA account are 5.75% and are
included in the                        illustrations unless otherwise
noted.  Unless otherwise indicated, dividends and
capital gain distributions have been reinvested at net asset value.  No
adjustment                        has been made for any income taxes
payable by shareholders on capital gains distributions and dividends reinvested in shares.
PAGE

INVESTING FOR YOUR OWN RETIREMENT
 . . . The IRA Retirement Program*
If you are an employed person, you may be eligible to contribute up to $2,000 of your compensation or 100% of your income, whichever is less, to your own personal IRA. Further tax savings may be achieved by creation of a separate IRA for an unemployed spouse. Depending on your adjusted gross income and whether or not you participate in an employer sponsored pension plan, your investment in our IRA may be tax-deductible. Every dollar your
IRA earns is tax deferred.          Illustration of an Assumed Initial
Investment, August 1, 1958, of $2,000,
          Subsequent Investments of $166.66 Monthly and Dividends
Reinvested and
              Capital Gains Distributions Accepted in Shares - 37 Year
Record
      COST OF SHARES PURCHASED

                                               VALUE OF SHARES
                   Cumulative
                 Cost of Shares
      Total ofDividendsPurchased  Acquired             Purchased
       Initial from  throughTotal CostthroughAccepted asthrough
Year     andInvestmentInvestment ofIncludingInitial andCapital
GainsReinvestment
Ended  Annual Income IncomeReinvestedAnnualDistributionsof IncomeTotal
July
31InvestmentsReinvestedDividendsDividendsInvestments(Cumulative)Subtotal
(Cumulative)Value


1959$        4,000$         79  $           79$       4,079$         4,485$
         0$      4,485$         83$    4,568 1960   6,000    108    187
6,187  5,983     23  6,006    184   6,190
1961   8,000    196    383  8,383  9,738    174  9,912    459  10,371
1962  10,000    220    603 10,603 10,054    199 10,253    589  10,842
1963  12,000    268    871 12,871 14,098    580 14,678  1,005  15,683
1964  14,000    272  1,143 15,143 19,644    977 20,621  1,558  22,179
1965  16,000    320  1,463 17,463 20,356  2,420 22,776  1,781  24,557
1966  18,000    432  1,895 19,895 22,236  4,659 26,895  2,208  29,103
1967  20,000    799  2,694 22,694 24,926  8,131 33,057  3,165  36,222
1968  22,000    754  3,448 25,448 29,298  8,926 38,224  4,272  42,496
1969  24,000    868  4,316 28,316 25,417 12,041 37,458  4,194  41,652
1970  26,000    871  5,187 31,187 21,495 10,959 32,454  3,978  36,432
1971  28,000  1,239  6,426 34,426 29,499 14,026 43,525  6,433  49,958
1972  30,000  1,436  7,862 37,862 32,985 14,769 47,754  8,278  56,032
1973  32,000  1,075  8,937 40,937 33,421 15,266 48,687  8,950  57,637
1974  34,000  1,647 10,584 44,584 28,563 13,256 41,819  8,646  50,465
1975  36,000  2,947 13,531 49,531 28,075 19,520 47,595 10,886  58,481
1976  38,000  2,458 15,989 53,989 34,534 22,588 57,122 15,353  72,475
1977  40,000  2,256 18,245 58,245 40,406 25,123 65,529 19,524  85,053
1978  42,000  2,132 20,377 62,377 49,174 29,258 78,432 25,202 103,634
1979  44,000  4,316 24,693 68,693 56,375 32,282 88,657 32,666 121,323
1980  46,000  6,151 30,844 76,844 79,126 47,153126,279 51,911 178,190
1981  48,000  7,906 38,750 86,750 63,650 86,639150,289 47,513 197,802
1982  50,000  8,891 47,641 97,641 57,931 82,729140,660 50,302 190,962
1983  52,000 14,202 61,843113,843 83,627116,379200,006 89,403 289,409
1984  54,000 11,877 73,720127,720 73,125122,322195,447 87,414 282,861
1985  56,000  9,734 83,454139,454 79,106153,685232,791103,007 335,798
1986  58,000 15,387 98,841156,841 86,122163,335249,457126,383 375,840
1987  60,000 12,582111,423171,423 92,842224,559317,401147,452 464,853
1988  62,000  7,743119,166181,166 66,557222,095288,652111,096 399,748
1989  64,000 20,288139,454203,454 76,118246,919323,037146,798 469,835
1990  66,000 18,920158,374224,374 79,394251,222330,616167,909 498,525
1991  68,000 17,101175,475243,475 85,965265,454351,419196,931 548,350
1992  70,000  4,107179,582249,582 93,122318,451411,573213,171 624,744
1993  72,000  5,886185,468257,468104,913405,965510,878242,158 753,036
1994  74,000  4,052191,317265,317106,233487,096593,329244,912 838,241
1995  76,000 10,778200,262276,259101,569623,814725,383272,325 967,708
12/95 76,830 13,280213,542290,372103,523653,228756,751258,4651,015,216
The total cost figures represent the initial investment of $2,000 plus the cumulative amount of income dividends reinvested, and include acquisition costs on all shares so purchased as described in the Prospectus. Capital gains distributions are reinvested at net asset value. The dollar amounts of the capital gains distributions accepted in shares were: 1960 - $23; 1961 - $114; 1962 - $58; 1963 - $277;
1964 - $208; 1965 - $1,465; 1966 - $2,163; 1967 - $2,630; 1969 - $5,370;
1970 - $1,981; 1973 - $1,171; 1974 - $1,169; 1975 - $5,700; 1980 - $2,409;
1981 - $46,763; 1982 - $6,617; 1984 - $24,483;
1985 - $21,824; 1987 - $44,821; 1988 - $61,463; 1991 - $34,227; 1992 -
$47,824; 1993 - $82,669; 1994 - $140,115; 1995 - $22,134 : Total $557,680.
If you had invested $2,000 the first year and $166.66 per month thereafter, your total value would be $1,015,216!
* The results shown in the chart should not be considered representative of the dividend income or capital gain or loss which may be realized from an investment made in American Growth Fund today.
PAGE

                            INDIVIDUAL RETIREMENT ACCOUNT (IRA)
                   for investing in shares of American Growth Fund, Inc.
                                        Highlights

             Eligibility
    If you are an employed person and under the age of 701/2, you may set up an Individual Retirement Account.
            Contributions
    You may contribute $2,000.00 ($2,250.00 for a spousal
IRA) or 100% of your compensation, whichever is less, and take a full tax deduction if you meet either of the following conditions:
1. You, or, if you file a joint return, you and your spouse, do not actively participate in certain employer maintained retirement plans;
2. You, or you and your spouse, actively participate in certain employer maintained retirement plans, but your adjusted gross income is $25,000.00 or less if you are single, $10,000.00 or less if you are married and file a separate tax return or $40,000.00 or less if you are married and file a joint tax return.
    If you participate in an employer maintained retirement plan, you may still contribute to an IRA. A limited tax deduction is available to you if (i) you are single and your adjusted gross income falls between $25,000.00 and $35,000.00;
(ii) you are married, you file a separate tax return and your adjusted gross income falls between $1.00 and $10,000.00; or
(iii) you are married, you file a joint return and your adjusted gross income falls between $40,000.00 and $50,000.00. If you are not eligible to make fully deductible contributions, you may be able to make non-deductible contributions to an IRA up to the maximum amount allowed.

    You should consult with your employer to determine if you are a participant in your employer's retirement plan or refer to IRS Form W-2 where your employer should check the "Pension
Plan" box if you are covered.

    Contributions to your IRA are not required to be made every year. Contributions can be made at any time during the year or by the due date for your tax return for that year, not including extensions.
           Tax Advantages
    Contributions to your IRA may be deductible on your federal income tax return. Even if you are not eligible to deduct all or part of your IRA contribution, all income earned in your retirement account is tax deferred until you begin withdrawals from your account.
       Roll-over Contributions
    You may use an IRA to preserve the tax-deferred status of certain distributions from another tax qualified plan if you act within 60 days after you receive it. The annual contribution limitation does not apply to such "roll-over" contributions. PAGE

                                                 Withdrawals
                                        Withdrawals from your IRA are taxed
as ordinary income
except that pursuant to the provisions of the Internal Revenue
Code, a portion of each withdrawal will not be taxed if you
have made designated non-deductible contributions.  Nondeduct-
ible contributions are not taxed when distributed to you to the extent provided by the Internal Revenue Code.  You may
withdraw your money in installments or in one lump sum.  In
case of death, disability, certain continuous periodic payments over your life or life expectancy or the joint lives or life expectancies of you and your spouse or certain payments
pursuant to qualified domestic relations orders, the money in your IRA becomes available without penalty.
                                                Restrictions
                                        Your IRA account is intended to be
used for your
retirement. The tax advantages provided by participating in this retirement plan may be offset if you fail to follow certain rules established by the Internal Revenue Code. You may be penalized for excess contributions, making withdrawals prior to age 591/2 (except as noted above), delaying the commencement of withdrawals beyond age 701/2, getting to much money from
your account, not taking enough money from your account or
using your IRA account in ways that are not permitted.
                                           To Start Your IRA Plan
                                        Complete and sign the "American
Growth Fund, Inc. - IRA
APPLICATION AND AGREEMENT" form.  If accounts are
being opened for both you and your spouse or if you are
establishing more than one IRA account, complete separate
applications for each account to be established.
                                        The initial contribution must be
at least $100 or establish a
"pre-authorized check" form for monthly investing.
                                        If you are transferring assets from
another retirement plan,
a transfer of assets form is located in the back of this booklet for your convenience.
                                        Send the completed application
form, a check made payable
to State Street Bank and Trust Company for the initial con-
tribution and custodian fee and any pre-authorized check and/or transfer of assets forms to:
                                     State Street Bank and Trust Company
                                       c/o American Growth Fund, Inc.
                                         410 17th Street, Suite 800
                                              Denver, CO 80202
                                              Schedule of Fees
                                        The annual custodian fee is $20 per
account.
PAGE
                  Individual Retirement Custodial Account
            (Under Section 408(a) of the Internal Revenue Code)
Name of depositor
Date of birth of depositorIdentifying number
 (see instructions)
Address of depositorCheck if AmendmentName of
 custodian
Address or principal place of business of custodian   The Depositor
 whose name appears above is establishing an individual
retirement account under section 408(a) to provide for his
                                                                or her
retirement and for the support of his or her beneficiaries after death.
  The Custodian named above has given the Depositor the disclosure statement required under Regulations section 1.408-6.
   The Depositor assigned the custodial account
           dollars ($                                 ), the
   amount set forth in the attached IRA Application, in cash.
  The Depositor and the Custodian make the following agreement:
              Agreement
This Agreement entered into as of the date stated on the attached IRA Application is by and between the Depositor identified in such Application (hereinafter referred to as "Depositor") (Depositor's date of birth and social security number as stated in such Application), presently residing at the address stated in such Application and State Street Bank and Trust Company (hereinafter referred to as "Custodian"), having its principal place of business at 2 Heritage Drive, N. Quincy
MA 02171.
              Article I
The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(c) (but only after December 31, 1992), 403(a)(4),
403(b)(8), 408(d)(3), or an employer contribution to a simplified employe pension plan as described in section 408(k). Rollover contributions before January 1, 1993, include rollovers described in section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4),
403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section 408(k).
             Article II
The Depositor's interest in the balance in the custodial account is nonforfeitable.
             Article III
1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section
408(a)(5)).
2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.
             Article IV
1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section
408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposed Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.
2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually.
Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.
3.                                      The Depositor's entire interest in
the custodial account
 must
be, or begin to be, distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 701/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:
                                        (a)A single sum payment.
                                        (b)An annuity contract that
provides equal or substantially
equal monthly, quarterly, or annual payments over the life of the Depositor.
                                        (c)An annuity contract that
provides equal or substantially
equal monthly, quarterly or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.
                                        (d)Equal or substantially equal
annual payments over a
specified period that may not be longer than the Depositor's life expectancy.
                                        (e)Equal or substantially equal
annual payments over a
specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.
4.                                      If the Depositor dies before his
or her entire interest is
distributed to him or her, the entire remaining interest will be distributed as follows:
                                        (a)If the Depositor dies on or
after distribution of his or
her interest has begun, distribution must continue to be made in accordance with paragraph 3.
                                        (b)If the Depositor dies before
distribution of his or her
interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either
                                          (i)Be distributed by the December
31 of the year
containing the fifth anniversary of the Depositor's death, or
                                          (ii)Be distributed in equal or
substantially equal
payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 701/2.
                                        (c)Except where distribution in the
form of an annuity
meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.
    (d)If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.
5. In the case of distribution over life expectancy in equal or substantially equal payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial account as of the close of business on December
31 of the preceding year by the life expectancy of the Depositor
(or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies).
In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated benefi-ciary as of their birthdays in the year the Depositor reaches age
701/2.  In the case of distribution in accordance with paragraph
4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.
6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.
              Article V
1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and Regulations sections 1.408-5 and 1.408-6.
2.  The Custodian agrees to submit reports to the Internal
Revenue Service and the Depositor prescribed by the Internal
Revenue Service.
             Article VI
Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and the related regulations will be invalid.
             Article VII
This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.
            Article VIII
1. The amount of each contribution credited to the Depositor's custodial account shall be applied to purchase full and fractional shares of American Growth Fund, Inc., ("Fund").
2. All dividends and capital gain distributions received on the shares held in the Depositor's custodial account shall be reinvested in such shares which shall be credited to such account. If any distribution of the Fund may be received at the election of the shareholder in additional shares or in cash or other property, the Custodian shall elect to receive it in additional shares.
3. Sales charges attributable to the acquisition of shares shall be charged to the account for which such shares are acquired.
4. The Depositor shall have the right, by written notice to the Custodian, to designate or to change a beneficiary to receive any benefit to which the Depositor may be entitled in the event of his/her death prior to the complete distribution of such benefits. Any such change shall be effective upon receipt by the Custodian. If no designation of beneficiary has been received by the Custodian upon the Depositor's death, his/her beneficiary shall be his/her estate.
5. The Custodian shall forward, or cause to be forwarded, to the Depositor any mutual fund notices, prospectuses, financial statements, proxies and proxy soliciting materials relating to such shares. The Custodian shall not vote any of the shares of the Fund held in the custodial account except in accordance with the written instructions of the Depositor.
6. Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect to the custodial account, any transfer taxes incurred in connection with the investment and reinvestment of the assets of the custodial account, other administrative expenses incurred by the

Custodian in the performance of its duties including fees for legal services rendered to the Custodian, and the compensation to the Custodian that may be agreed upon in writing from time to time between the Custodian and the Depositor, shall be paid from the assets of the custodial account and shall, unless allocable to a specific account, be charged proportionately to the Depositor's accounts.
7. Whenever the Depositor is responsible for any direction, notice, warranty, representation or instruction under this agreement the Custodian shall be entitled to assume the truth of any statement made by the Depositor in connection therewith, and shall have no liability with respect to any action taken in reliance upon the trust of such statement.
8. This Custodian Agreement shall terminate upon the complete distribution of the custodial account to the Depositor or his/her beneficiaries or to successor individual retirement accounts or annuities. The Custodian shall have the right to terminate this custodial account upon thirty (30) days' notice to the Depositor, or to his/her beneficiaries if the Depositor shall be dead. In such event, upon expiration of such period, the Custodian shall distribute the custodial account into such successor individual retirement accounts and annuities as the Depositor (or his/her beneficiaries) shall designate, or, in the absence of such direction, to the Depositor, or, if he/she shall be dead, to the beneficiaries, as their interests appear.
9. The Custodian may resign at any time upon thirty (30) days' notice in writing to the Depositor, and may be removed by the Depositor or the Fund at any time upon thirty (30) days' notice in writing to the Custodian. Upon such resignation or removal the Depositor or the Fund shallappoint a successor Custodian which shall be a bank (as defined in Section 408(n) of the Code) or other person who demonstrates, to the satisfaction of the Secretary of the Treasury or his/her delegate, that the manner in which he/she will hold the assets of the custodial account will be consistent with the requirements of Section 408 of the Code.
10. Upon receipt by the Custodian of written acceptance of such appointment by the successor Custodian, the Custodian shall transfer and pay over to such successor the assets of the custodial account and all records pertaining thereto. The
Custodian is authorized, however, to reserve such sum of money as it may deem advisable for payment of all of its fees, compensation, costs and expenses, or for payment of any other liability constituting a charge on or against the assets of the custodial account or on or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor Custodian. The successor Custodian shall hold the assets paid over to it under terms similar to those of this Agreement that qualify under Section
408 of the Internal Revenue Code.
11. If within sixty (60) days after the Custodian's resignation or removal, a successor custodian has not been appointed which has accepted such appointment, the Custodian shall, unless it elects to terminate the Custodial Agreement pursuant to Section
8 of Article IX, appoint such successor itself.
12. The Custodian is authorized to appoint a transfer agent for the Fund shares authorized to be held by it here-under.
13. Any notice sent from the Custodian to the Depositor shall be effective if sent by mail to him/her at his/her last address of record.
14. This agreement shall be construed, administered and enforced according to the laws of Colorado.
Your signature on the attached IRA application constitutes your agreement to the foregoing. Acceptance by the Custodian of your initial deposit constitutes the Custodian's agreement to the foregoing.
PAGE

Depositor's signature                          Date

Custodian's signature                          Date

Witness

   (Use only if signature of the Depositor or the Custodian is required to be witnessed)

        General Instructions
(Section references are to the Internal Revenue Code unless otherwise noted.)
           Purpose of Form
Form 5305-A is a model custodial account agreement that meets the requirements of section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries.
    Individuals may rely on regulations for the Tax Reform Act of 1986 to the extent specified in those regulations.
    Do not file Form 5305-A with the IRS. Instead, keep it for your records.
    For more information on IRAs, including the required disclosure you can get from your custodian, get Pub. 590, Individual Retirement Arrangements (IRAs).
             Definitions
Custodian. - The Custodian must be a bank or savings and loan association, as defined in section 408(n), or any person who has the approval of the IRS to act as custodian.
Depositor. - The Depositor is the person who establishes the custodial account.
PAGE

                                             Identifying Number
The depositor's social security number will serve as the
identification number of his or her IRA.  An employer
identification number is required only for an IRA for which a return is filed to report unrelated business taxable income.  An employer identification number is required for a common fund created for IRAs.
                                          IRA for Nonworking Spouse
Form 5305-A may be used to establish the IRA custodial
account for a nonworking spouse.
                                        Contributions to an IRA custodial
account for a nonworking
spouse must be made to a separate IRA custodial account
established by the nonworking spouse.
                                            Specific Instructions
Article IV. - Distributions made under this article may be
made in a single sum, periodic payment, or a combination of
both.  The distribution option should be reviewed in the year the Depositor reaches age 701/2 to ensure that the requirements of section 408(a)(6) have been met.
Article VIII - Article VIII and any that follow it may incor-
porate additional provisions that are agreed upon by the
depositor and custodian to complete the agreement.  These may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination,
removal of custodian, custodian's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the
depositor, etc.  Use additional pages if necessary and attach
them to this form.                 DISCLOSURE STATEMENT
    The following summary is furnished to you in accordance with the requirements of Section 219 and 408 of the Internal
Revenue Code ("Code") and regulations thereunder to assist you in understanding your individual retirement plan account
("IRA").
             Revocation
    You may cancel your IRA Custodial Agreement and your IRA application for any reason within seven days of the date you signed the Custodial Agreement. To cancel within this seven-day period, merely write a note or a letter which contains your name and address in it and which says that your IRA
Custodial Agreement is canceled. Mail or deliver your note or letter to:
 State Street Bank and Trust Company
   c/o American Growth Fund, Inc.
          2 Heritage Drive
         N. Quincy, MA 02171
    If you mail the note or letter, it is considered received on the date of the postmark (or the date of registration or certification if sent by registered or certified mail).
    If you do cancel your IRA within the seven-day period after you signed the Custodial Agreement, your initial contribution will be refunded to you without cost, charge or decrease of any kind.
            Contributions
    Your annual allowable contributions to your IRA must be in cash or a cash equivalent (like a check) and cannot exceed the lesser of your earned income for the year or $2,000, except that no ceiling is placed on rollover contributions, which are discussed below.
    There are two different types of allowable contributions, one type is a deductible contribution; the other is a designated non-deductible contribution. Depending on your own personal situation, your contribution may be entirely deductible, entirely a designated nondeductible contribution, or a portion of both.
If you are a participant in a qualified plan, you may not be eligible to make a fully deductible contribution to your IRA, depending upon your income and tax filing status. The Code requires you to determine what portion of your allowable contribution is deductible and/or nondeductible. You are not required to inform the Custodian and the Custodian is not obligated to check whether you are correct or not; however, there are penalties, discussed later, for overstating the amount of your deductible and/or nondeductible contributions.
                                        The amount of your deductible IRA
contribution may be
subtracted from your gross income in computing your tax liability for the year. This is true whether or not you itemize deductions.
                                        If your deductible IRA contribution
is less than the
maximum allowable contribution you may make a designated nondeductible contribution of the balance. Or, you may designate your entire allowable IRA contribution as a nondeductible contribution, if you so choose. You have the responsibility of determining and reporting how much you contributed and what portion of the contributions you made were deductible and what were designated nondeductible contributions. Once contributed, the deductible and designated nondeductible contributions are treated the same, meaning, each type receives tax free accumulation of income. However, it is important for you to know how much of your account is made up of deductible and designated nondeductible contributions in order to determine the taxable portion of any distributions you receive. If you make nondeductible contributions to your IRA account, you are required to report the amount and types of your contributions to the Internal Revenue Service by filing
Form 8606 with your Federal income tax return.  Failure to file
Form 8606 may subject you to a penalty, currently set at $50.
You may be subject to a penalty, currently $100, if you overstate the amount of your nondeductible contributions.
                                        Because the IRS does not allow
deductions for any contribu-
tions made for the taxable year in which you reach age 701/2 or any year thereafter, the IRA custodial agreement provides that no cash contributions may be made to your account for that or any following taxable year. Rollover contributions, however, can be made at any time.
                                                Distributions
                                        You must begin to receive
distributions from your IRA
account no later than the April 1st following the calendar year in which you reach age 701/2 ("the required beginning date").
You reach age 701/2 six months after your 70th birthday. The taxable portions of distributions from your IRA are treated as ordinary income regardless of their source. Distributions are subject to a 10% withholding tax unless you file IRS form W-
4P, Withholding Certificate for Pension and Annuity Payments, with the Custodian.
    If you or your beneficiary do not begin taking distributions from your IRA account before the required beginning date or if you or your beneficiary do not make the required minimum distribution, you or your beneficiary will be liable for an excise or penalty tax equal to 50% of the amount of the underdistribution. The amount of underdistribution is the difference between the minimum amount required to be paid in the tax year and the amount actually received. For example, if you are required to receive $1,000 for the taxable year and you received only $800, then you would be liable for a penalty tax in the amount of $100 ($1,000 - $800 = $200, $200 x 50% =
$100).
    If you die after distributions to you from your IRA have started, the remaining amount in your IRA account must be distributed at least as rapidly as prior to your death. If you had chosen a method of payment which provides for continued payments to your designated beneficiary when you die, then your designated beneficiary, if living at your death, will receive those payments.
    If you die before distribution from your IRA account has started, your IRA account must be distributed (1) in a lump sum by December 31 of the year containing the fifth anniversary of your death or (2) in installment payments to your designated beneficiary beginning by December 31 of the year following your death. If your designated beneficiary is your spouse, commencement of distribution may be deferred until December
31 of the year that you would have reached age 701/2, or your spouse may elect to treat the account as his or her own IRA.
   Prohibited Transactions, Loans
    You should be aware that if you or any of your IRA beneficiaries enter into transactions with your IRA prohibited by
Section 4975(c) of the Code, which generally prescribes dealings (other than your contributions and permitted distributions) between you or such beneficiaries and your IRA, your IRA will lose its tax exemption and you or such beneficiaries will be required to include in your gross income for the year of such transaction the market value of the account.
    If you borrow from your IRA, that transaction will be treated as a prohibited transaction under Section 4975(c). If you use all or any portion of your IRA as security for a loan, then the portion so used will be treated as a distribution and must be included in your income for the year it is so used. In addition, the 10% penalty for premature distributions will be imposed.
         Minimum Withdrawals
    You may generally withdraw all or any portion of your IRA account at any time after you reach age 591/2. Your entire interest in all of your IRA accounts must begin to be distributed effective with the calendar year you reach age 701/2, although the first year required minimum distribution can be delayed until April 1 of the following calendar year. The amount of the required minimum distribution must be computed based upon IRS rules regarding your life expectancy and/or your beneficiary's life expectancy. If the amount withdrawn is less than the required minimum distribution, an excise tax equal to 50% of the shortfall will be imposed upon you.
         Excess Withdrawals
    If the total of all distributions to you from IRAs, qualified plans and tax-sheltered annuities during a calendar year exceeds
$150,000 (may be indexed for inflation in future years), such excess is generally subject to a 15% excise tax in addition to applicable income taxes. This excise tax does not apply to (i) a post-death distribution, (ii) a distribution to a spouse or former spouse under a qualified domestic relations order, (iii) the portion of a distribution attributable to employee contributions and designated non-deductible contributions, (iv) a distribution that is properly rolled over to another IRA or, if applicable, another qualified plan, and (v) a lump sum distribution. A post-death distribution is subject to a 15% excise tax to the extent that the total value of the decedent's interests in all qualified plans and IRAs exceeds a certain level determined under IRS tables based upon the decedent's age at the time of his or her death. A lump sum distribution is subject to a separate 15% excise tax if it exceeds $641,440 in 1990 (indexed for inflation).
             Tax Status
                                        All deductible contributions made
to your IRA are
deductible (unless designated on your tax return as nondeductible) from gross income for federal income tax purposes regardless of whether you itemize deductions.
                                        The earnings on your IRA account
are not taxable in the
year they are earned. Distributions from your IRA will be taxed in the taxable year you receive them. If you withdraw only a part of your IRA account in a taxable year, only the part withdrawn will be taxable for that year. Withdrawals from your IRA will be apportioned between deductible and designated nondeductible contributions to all of your IRAs and the earnings thereon. The portion attributable to designated nondeductible contributions will not be taxable. The balance will be taxed at ordinary income tax rates. Also, a withdrawal may be subject to certain penalty taxes as set forth below. The favorable income tax treatment for certain lump-sum distributions which is granted by Section 402(e) of the Code does not apply to distributions from your IRA account. This is true regardless of the type of distribution you receive from your IRA and regardless of the source of your contribution to the IRA.
                                        Federal and state income,
inheritance or other taxes may
apply to IRA distributions. You should ask your tax advisor for more information.
                                           When You May Make Your
                                                Contributions
                                        Except for rollover contributions,
contributions to your IRA
for a taxable year may be made up through the due date (not including extensions) for that year's federal income tax return.
For example, a calendar year taxpayer must make contributions no later than April 15 following the year for which the deduction is to be taken. The taxable year for which the contribution is made must be designated at the time the contribution is made. If you do not designate the year for your contribution, the Custodian will apply your contribution as a current year contribution.
                                            Tax Penalty On Excess
                                                Contributions
                                        Except for a rollover contribution,
any contribution in
excess of your deductible contribution specified in the above section entitled Contributions will not be deductible and may also be subject to an annual 6% excise tax. This excise tax is not deductible.
                                        You can avoid the excise tax by
withdrawing the excess and
any earnings on it before the due date for filing your federal tax return for that taxable year. The withdrawn earnings, if any, must be included in income for the tax year in which the excess contribution was made. You may also designate any contributions which are allowable, but not deductible, as designated nondeductible contributions by the due date of your tax return. These contributions will not be subject to the 6% excise tax. The 6% excise tax will also be imposed in each future year if you do not withdraw the excess or if you do not eliminate the excess by making reduced contributions for future years. If you overstate the amount of a designated nondeductible contribution, you will be subject to a $100 penalty for each overstatement unless you can demonstrate that the overstatement was due to reasonable cause.
                                                  Rollover
                                        Certain distributions from
qualified plans, annuity plans,
Keogh plans, bond purchase plans and other arrangements may be contributed to your IRA account. This is called a rollover contribution. The rollover contribution must be made within 60 days after you receive the funds or property in order to be contributed to your IRA account. If the rollover is made within that 60 day period, you will not be taxed on the amount of the rollover for that taxable year. Taxation of the rollover occurs only when it is withdrawn from your IRA account and not rolled over to another IRA account within 60 days. The plan administrator of your employer sponsored retirement plan is required to provide you with a written explanation of the amount of the distribution which is eligible for rollover treatment.
                                        If your rollover contribution is
property other than cash, you
must sell the property and contribute the cash proceeds to your IRA account. You may also make rollover contributions from your IRA account into another IRA and certain types of plans and annuities.
    Because there are limits on the number of rollovers that can be made in one year, and because in certain situations it may not be to your tax advantage to make a rollover contribution to a particular IRA or other allowable arrangement, you should consult with your tax advisor before making any type of rollover contribution to or from your IRA account.
    If you ever intend to return to an employer-sponsored retirement plan, the proceeds from the existing plan which is being rolled over into an IRA Rollover account should not be commingled with voluntary IRA contributions. In order to keep such funds separate, two accounts should be established, one for the IRA rollover funds and one for the voluntary contributions.
The combination of voluntary contributions and rollover contributions which originated from a "qualified plan" distribution would prohibit the future rollover of the funds of the IRA into another qualified plan and thereby result in the permanent loss of special forward income averaging and other advantages of qualified plans for such funds. If after understanding this, you still wish to combine rollover and voluntary funds into one account, you can establish the Regular
IRA on the Application and Agreement and make all contributions to one account.
 Tax Penalties On Early Withdrawals
    Because IRAs are intended to be used for income during retirement years, early withdrawal or premature distribution of money from your IRA account is subject to a federal penalty tax as well as applicable income tax. If you receive a payment from your IRA account, borrow funds or otherwise use the funds as collateral for a loan before you reach age 591/2 or become disabled, the entire payment or amount borrowed or pledged will be considered a premature distribution. The penalty tax is 10% of the amount withdrawn, borrowed or pledged. The amount will also be included in your gross income for the tax year in which it is withdrawn, borrowed or pledged. There is no penalty tax if a withdrawal is made (a) after reaching age 591/2, or (b) because of death or disability at any age, or (c) pursuant to a qualified domestic relations order, or (d) as part of a series of substantially equal periodic payments (at least annually) over your life or the joint lives of you and your beneficiary. Also, withdrawals made before the due date of your tax return to correct an excess contribution or to correct an excess rollover contribution which was caused by erroneous tax information supplied by your employer on which you reasonably relied are not subject to the penalty tax. Finally, withdrawals rolled over to another IRA or qualified retirement plan (subject to the requirements as set forth above) are not subject to the penalty tax and may be excluded from gross income.

    Under the IRA agreement, you must advise us of your
intended use of a withdrawal if the withdrawal is made prior to death, disability or age 591/2.
            Beneficiaries
    A "Designation of Beneficiaries" form is included in this
booklet where you may choose your beneficiary or beneficiaries and choose the type of distribution your beneficiaries will
receive if you die.  If you want to change that designation, you may do so at any time by notifying the Custodian either in
writing or by submitting a new form.  Any change in
beneficiary will be effective upon receipt by the Custodian and will cancel all your prior designations of beneficiary.
    The last designation of beneficiary which is filed with us during your lifetime will be the controlling designation at death.
If you do not designate a beneficiary, your IRA will go to your estate.
            Tax Reporting
    Allowable deductions for your IRA contributions are
reported on your regular Form 1040 tax return every year.
However, if you owe penalty taxes for excess contributions,
early withdrawals or failure to take minimum distributions, you must also file Form 5329.
    If you made a designated nondeductible contribution to
your IRA or if you received a distribution from your IRA, you are required to file Form 8606 with your federal income tax
return for the year in which the designated nondeductible
contribution was made or the distribution was received.
                                        The information you supply must
include:
                                          1.the amount of your designated
nondeductible
contribution the year;
                                          2.the amount of any distributions
you received from
your IRA during the year;
                                          3.the excess, if any, of the
aggregate amount of desig-
nated nondeductible contributions for all preceding taxable years over the aggregate amount of distributions from all your IRAs which were excludable from your gross income for the taxable year;
                                          4.the total balance of all your
IRAs as of the close of
the calendar year with or within which your taxable year ends;
and
                                          5.such other information as the
Secretary of the
Treasury may require.
                                        For more information about tax
filing requirements or
general information about IRAs, contact any IRS District Office and/or your tax advisor.
                                                IRS Approval
                                        If you establish your IRA Account
using IRS Form 5305-A
contained in this material, you should know that this form
(excluding Article IX) has been approved by the Internal
Revenue Service.  Such approval applies only to the form of the account and not to the merits of the investment.
                                            Financial Information
                                        As more fully discussed in the
American Growth Fund, Inc.
("Fund") prospectus (the "Prospectus") furnished to you, the value of your IRA will increase or decrease by changes in the net asset value of the Fund, computed as of each business day.
The growth in the value of the account is neither guaranteed nor projected.  For a detailed explanation of calculation of net asset value, see "Calculation of Net Asset Value" in the Prospectus.
Your IRA may also grow through your pro rata share of the
Fund's income from its investments and capital gains from the sale of securities by the Fund.  See "Dividends, Distributions and Tax Status" in the Prospectus for a detailed explanation.
                                         The Fund pays its investment
advisor an annual fee for
managing its investment of 1% of the Fund's average net assets for the first $30,000,000 of such assets and 3/4% for the balance.
The Fund also pays its own expenses subject to the limitations set by the securities laws in effect from time to time in the states in which the Fund's securities are registered for sale or are exempt from registration and are offered for sale. The management believes that the current limitation on expenses payable by the Fund would result from application of the most restrictive state laws in an amount equal to two and one-half percent of the first $30 million of the Fund's average net assets, two percent of the next $70 million and one and one-half percent of the remaining net assets. State laws governing the limitation on expenses may change from time to time, and management of the Fund will comply with the most restrictive state law. Any expense of the Fund over this limitation (except certain excluded expenses) are paid by the Fund's investment advisor. See "Investment Adviser Agreement" in the Statement of Additional Information. The sales price for Fund shares includes a sales charge of no more than 53/4% of the offering price of the selling dealer and the Fund's underwriter. The sales charge and amounts which may be paid to dealers vary with the amount of the investment. See "Purchase of Shares" in the Prospectus for a detailed explanation.
                                        The Custodian charges each IRA
account an annual fee in
the amount of $20.00 to service and maintain your account. An annual Custodian fee will be charged for any year or portion of any year during which you have an account with the Fund.
You may, if you desire, pay this annual fee in advance if you remit a check in the amount of $20.00 per account made payable to State Street Bank and Trust Company and send it to State Street Bank and Trust Company, c/o American Growth
Fund Sponsors, Inc., 410 17th Street, Suite 800, Denver, CO
80202-4418 by December 1 of each calendar year. Please note on your check your IRA account number and that this is for the Custodian Fee. If you do not pay this fee in advance by December 1 of each calendar year, this $20.00 fee will be deducted from your IRA account. If this fee is deducted from your IRA account, you may not add additional funds to your IRA account to reimburse your IRA account for the fee. If you pay your fee in advance with a separate check, you may be able to deduct the fee if you itemize your deductions on your federal income tax return. Please contact your tax advisor regarding the tax consequences for your personal situation.
    The Fund's average annual total return is a percentage expressed in terms of the average annual compounded rate of return of a hypothetical investment of $1,000 in the Fund over periods of 1, 5 and 10 years, will reflect the deduction for the sales charge imposed upon an initial investment in the Fund and the deduction of a proportional share of Fund expenses (on an annual basis) and will assume that all dividends and distributions are reinvested when paid. If such charges were excluded from the total return figures, the total return figures would be greater than depicted.
    In addition to the standardized calculation of annual total return, the Fund may use other methods of calculating its performance. These calculations may be expressed in terms of the total return as well as the average annual compounded rate of return of a hypothetical investment in the Fund over varying periods of time in addition to 1, 5 and 10 years up to the life of the Fund and may reflect the deduction of the appropriate sales charge imposed upon an initial investment of more than $1,000 in the Fund. These performance calculations will reflect the deduction of a proportional share of Fund expenses (on an annual basis), will assume that all dividends and distributions are reinvested when paid, may include periodic investments or withdrawals from the account and may include deductions for an annual custodian fee. The Fund may calculate its total return or other performance information prior to the deduction of a sales charge. See "Performance Information" in the Prospectus for more information.
            Miscellaneous
    Your interest in your IRA must be and is nonforfeitable.
    Your  IRA custodian is State Street Bank and Trust
Company and must continue to be a bank or other qualified trustee.
    No part of your IRA may be commingled with other funds or invested in life insurance contracts. Your IRA custody agreement provides for investment solely in shares of American
Growth Fund, Inc. which will be held in the name of your IRA or the bank as custodian for your IRA.
    Further information as to your IRA can be obtained from any District Office of the Internal Revenue Service.
Please Note: This booklet was prepared in accordance with the IRS Code in effect at the time the booklet was printed; it is suggested, therefore, that the Participant obtain Internal
Revenue Service Publication 590 or consult with a competent tax advisor for changes in the Code which may effect his or her retirement plan.

                                AMERICAN GROWTH FUND, INC.
                               IRA Application and Agreement
The Disclosure Statement and the Prospectus contain additional information you should know before you establish your account. Please read these documents carefully before you establish your account. Please complete a separate IRA Application form for each account to be established.
NAME  AND  ADDRESS  OF  IRA  PARTICIPANT:


First                      Middle Initial            Last Name
Address                               Home Phone ()

                                      Work Phone ()

City         State               Zip


        Social Security Number                     Birthdate
INITIAL INVESTMENT
The Depositor has deposited with the Custodian the following amount for investment in American Growth Fund, Inc.
The initial contribution must be at least $100.00 or establish a "pre-authorized check" form for monthly investing:$
The Custodian charges an annual fee in the amount of $20.00. You may, if you desire, pay this fee in advance when you establish your account. If you do not pay this fee in advance, the fee will be deducted from your account.$20.00
Total amount remitted:         (Make check payable to State Street Bank and
Trust Company.)$

I, being of legal age, wish to purchase: (choose one)
    ____________ Class A shares  ____________ Class B shares  ____________
Class C shares ____________ Class D shares of American Growth Fund and establish an Investment Account as described in the Prospectus. In the event that I am not eligible to purchase Class
D shares, I understand
that Class A shares will be purchased.

TYPE  OF  ACCOUNT:
The proceeds are to be applied as follows.
[  ] A Regular IRAAmount of Contribution $      For Contribution Year
              .
                Unless you tell the Custodian which year your contribution is for, we will assume your contribution is for the current taxable year.
                $                      $
                    (deductible)         (non-deductible)
                These amounts are for your reference only. It is the responsibility of the Participant to determine the deductible/non-deductible amount. The Custodian is not responsible for such reporting to the Internal Revenue Service.
[ ] A Rollover IRAFor a distribution from a qualified plan. If you ever intend to return to an employer-sponsored plan, the proceeds should not be commingled with voluntary contributions. For your records only, you may record the source of your rollover funds here:.
                You may establish both a Regular IRA account and a separate Rollover IRA account if you want to keep rollover amounts separate from voluntary contributions. Please complete a separate application form for each account.
[  ] A Transfer IRAPlease indicate which type of IRA transfer you are making.
     [ ] Direct TransferIf you are transferring an IRA to American Growth Fund, Inc. directly from another custodian or trustee, please complete this application and a Transfer of Assets form. (Also contained in this booklet.)
     [ ] 60-Day RolloverIf you have taken receipt of funds from an IRA at another institution and are enclosing a check for these funds.
                List amount $                  .
[  ] A Spousal IRAAmount of Contribution $      For Contribution Year
              .
                Unless you tell the Custodian which year your contribution is for, we will assume your contribution is for the current taxable year.
                $                      $
                    (deductible)         (non-deductible)
                A spouse with earned income under $250 may contribute to
a spousal IRA. (Combined amount may not exceed $2,250 to Participant's IRA and the
                 spousal IRA nor exceed $2,000 to any one account.)
[ ] A SEP IRA Your Employer must adopt a SEP IRA (a Simplified Employee Pension - Individual Retirement Account) in order to have this type of account.
Please provide us with the following information about your employer who adopted American Growth Fund, Inc.'s SEP-IRA Plan.
     Name of Employer:


     Employer Address:


     Employer Telephone:



                City                    State                      Zip

If you have any questions regarding the tax consequences of a rollover, please consult your tax advisor.

ACCOUNT  OPTIONS:

[ ] RIGHTS OF ACCUMULATIONReduced sales charge is based on cumulative dollar amount held in currently existing account(s) in accordance with the Prospectus. If you or "any person" as that term is defined in the Fund's currently effective prospectus hold shares in Fund accounts, please list these existing account numbers here:

                      1.                       2.


                      3.                       4.


[ ] PRE-AUTHORIZED DRAFTPlease complete application form for periodic investments contained in this booklet.

SIGNATURE:
By signing this application establishing the IRA, the Depositor (1) appoints State Street Bank and Trust Company, or its successors, as Custodian of the account, (2) states that he or she has received, read, accepts and specifically incorporates the Custodial Agreement and Disclosure Statement by reference into this application, (3) acknowledges receipt of the current prospectus of the investment company, (4) consents to the Custodian's fee as specified in the Custodial Agreement, (5) agrees to promptly give instructions to the Custodian necessary to enable the Custodian to carry out its duties under the Custodial Agreement and (6) represents that whenever information as to any taxable year is required to be filed by the individual, the individual will file such information with the Internal Revenue Service.
By signing below, I certify that I am of legal age and certify under penalties of perjury (1) that the Social Security Number provided is correct and (2) that the IRS has never notified me that I am subject to 20% backup withholding, or has notified me that I am no longer subject to such backup withholding. (Note: if part (2) of this sentence is not true in your case, please strike out that part before signing.)

X                                                Date


DEALER  AND  REPRESENTATIVE   INFORMATION:

Dealer Name


Registered Representative                        Number


Branch Office                               Telephone


Address


City                            State                  Zip


Authorized Signature

                                AMERICAN GROWTH FUND, INC.

                                 Automatic Investment Plan


State Street Bank and Trust Company
c/o American Growth Fund, Inc.
410 17th Street, Suite 800
Denver, CO 80202

Gentlemen:

I/We hereby request that State Street Bank and Trust Company collect deposits of funds by drawing checks to the order of American Growth Fund Sponsors, Inc. on our checking account. The checks will be drawn on or about the due date of each deposit. The canceled checks will constitute receipts for such deposits. This Plan may be discontinued by
American Growth Fund Sponsors, Inc. without prior notice if any check is not paid upon presentation or for any reason, upon thirty (30) day's written notice prior to any deposit day or at any time by the shareholder by written notice to American Growth Fund Sponsors, Inc. which is received at least fifteen (15) business days prior to the due date of any deposit. American Growth Fund Sponsors, Inc. will be under no obligation to notify the shareholder as to the non-payment of any check. This Plan will not be construed as a modification of any of the provisions of the Investment Plan Agreement entered into with American Growth Fund Sponsors, Inc.

Beginning
, 19         , draw a [  ] monthly or [  ] quarterly check in the amount of $
       on the [  ] fifth day or [  ] 20th day of the month

and invest that amount in my American Growth Fund, Inc. account number registered as

follows:
         .

Please complete the Pre-authorized check request found on the back of this page and attach a voided sample of your check so that we may establish this option with your bank.

SIGNATURE X                                 DATE



SIGNATURE X                                 DATE

                                 AMERICAN GROWTH FUND, INC.
                              Designation of Beneficiary Form
Name and Address of IRA Custodial Account Participant

Participant's Name

                   First NameMiddle Initial    Last Name

Address







                   City                      State
      Zip Code

Home Phone (               )           Work Phone (               )


Social Security No.                    Date of Birth


[ ] Please check here if this is a change of beneficiary or beneficiaries currently listed on your account with the Fund and provide your IRA custodial account number
                                                 .

DESIGNATION OF BENEFICIARY
If no beneficiary is designated for your IRA custodial account, your estate will be your beneficiary.

I hereby designate the following person or persons as beneficiary or beneficiaries to receive any amount which becomes distributable from my IRA custodial account by reason of my death.

Name of Primary Beneficiary           Relationship
     Share  (%)
1.                                                            |
2.                                                            |
3.                                                            |

FOR CONTINGENT BENEFICIARIES, YOU MAY CHOOSE ONE OF THE BELOW:
[   ]   If any beneficiary named above does not survive me, I hereby designate the survivor(s) of the above-named beneficiary to receive such amount in the relative proportions shown under the column entitled "Share."

[   ]   If any beneficiary named above does not survive me, I hereby designate the following person or persons as contingent beneficiaries to receive such amount:

 Contingent Beneficiaries             Relationship
     Share  (%)
1.                                                            |
2.                                                            |
3.                                                            |

If more than one beneficiary is named, the amount distributed under the retirement plan to the beneficiaries will be divided equally between them unless otherwise indicated under the column entitled "Share." In the event of the death of all designated beneficiaries, the amount distributed will become the property of the Participant's estate.

If additional space is needed, please attach a separate sheet of paper listing the designated beneficiaries and/or contingent beneficiaries.

PARTICIPANT'S SIGNATURE

X                                                    Date


PLEASE CONSULT WITH YOUR PROFESSIONAL ADVISORS REGARDING COMPLETION OF THESE FORMS.

           (Rev 1/94)
                                AMERICAN GROWTH FUND, INC.
                               Pre-Authorized Check Request

TO:                                        Date:

     Name of Bank



     Address



     City                               State
         Zip

Please honor pre-authorized checks drawn on the account of the undersigned by American Growth Fund Sponsors, Inc., 410 17th Street, Suite 800, Denver, CO 80202, to its own order and charge them to the checking account of the undersigned. Authority to do so shall continue until written notice is received by the bank from the undersigned revoking it, and the bank may terminate its participation in this arrangement by written notice to American Growth Fund Sponsors, Inc. and to the undersigned. The undersigned agrees that the bank's right with respect to each pre-authorized check shall be the same as if it were a check drawn and signed by the undersigned. The undersigned further agrees that should any check be dishonored, with or without cause, intentionally or inadvertently, the bank shall be under no liability whatsoever.


Bank account number                       Signature on bank account


                                          If two signatures are on bank
account,
                                          then both parties must sign.




                                 INDEMNIFICATION AGREEMENT

In consideration of your compliance with the request and authorization of the depositor American Growth Fund Sponsors, Inc. agrees:
1. To indemnify and hold you harmless from any loss you may suffer as a consequence of your actions resulting from or in connection with the execution and issuance of any check, draft or order, whether or not genuine, purporting to be executed and received by you in the regular course of business under the pre-authorized check arrangement of American Growth Fund Sponsors, Inc., including any costs or expenses reasonably incurred in connection therewith.
2. In the event that any such check, draft or order shall be dishonored whether with or without cause, and whether intentionally or inadvertently, to indemnify you for any loss, even though dishonor results in a failure to invest under the American Growth Fund, Inc. Investment Plan.
3. To defend at our cost and expense any action which might be brought by any depositor or any other persons because of your actions taken pursuant to the foregoing requests, or in any manner arising by reason of your participation in the foregoing plan.
4. Your participation in the plan or that of the depositor may be terminated by written notice from either party to the other. Likewise, your participation and that of
     American Growth Fund Sponsors, Inc. may be terminated by thirty days' written notice from either party to the other.

                                                   /s/AMERICAN GROWTH FUND
SPONSORS, INC.

Authorized in a resolution adopted by the Board of Directors of American Growth Fund Sponsors, Inc.
                        AMERICAN GROWTH FUND, INC.
                             Authorization to Transfer Assets

Date:

CURRENT  INVESTMENT
Current Trustee or
Custodian:

Address:





Fund(s) Invested In:

Current Account Number:

INVESTOR
Name:

Address:





Social Security Number:

American Growth Fund, Inc.
Account Number:
TO THE ABOVE-NAMED  TRUSTEE OR CUSTODIAN:
   You act as the custodian or trustee for the retirement plan listed above. I hereby authorize and direct you to transfer the assets in said account as indicated below, within 30 days of the above date, to the Custodian of my retirement plan account, State Street Bank and Trust Company. Please send a copy of this letter with your transmittal of funds to:
                            State Street Bank and Trust Company
                              c/o American Growth Fund, Inc.
                                410 17th Street, Suite 800
                                     Denver, CO 80202
TRANSFER  INSTRUCTIONS (Check One)
[  ]Convert to cash immediately                                      (all
or $ amount) of my assets and forward a check for the proceeds to State Street Bank and Trust Company.

[  ]Convert to cash at maturity                                      (all
or $ amount) of my assets and forward a check for the proceeds to State Street Bank and Trust Company.

    Maturity Date                                     .  Note: Maturity
date must be within four (4) weeks of this request.

[ ]Cash surrender the enclosed annuity contract(s) and forward the proceeds to State Street Bank and Trust Company.

    If adding to an existing American Growth Fund Account, please provide the account number and name of account below:

      Please add to account number


      Name


   State Street Bank and Trust Company has stated its willingness to accept funds transmitted by you to it as custodian or trustee for reinvestment in shares of American Growth
Fund, Inc. in accordance with the amended plan by signature of its authorized officer on the bottom of this letter. Please furnish the undersigned with a closing statement and send a copy of such statement to the new custodian.
   Please do not have an investment representative contact me. If you have any questions, please call American Growth Fund, Inc. at 800-525-2406.

Very truly yours,



Individual's Signature (Please sign exactly as your account is registered)


Guaranteed Signature (If required)
PAGE

Acceptance of transmittal of funds agreed to by State Street
Bank and Trust Company.

By:
                                                 Trust Officer(Rev 1/94)

                                     N  O  T  E  S

                                                  . . . The Professionally
Managed Choice

                                Retirement Plan Custodian:
                            State Street Bank and Trust Company
                                     2 Heritage Drive
                              N. Quincy, Massachusetts 02171
                                  Principal Underwriter:
                            American Growth Fund Sponsors, Inc.
                                  410 Seventeenth Street
                                         Suite 800
                                Denver, Colorado 80202-4418


                                American Growth Fund, Inc.
                                  410 Seventeenth Street
                                         Suite 800
                                Denver, Colorado 80202-4418
                                       303-623-6137
                                       800-525-2406





          This material must be accompanied or preceded by a current prospectus.


  Revised 02/96